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                      March 15, 2023

       Dennis Nelson
       Chief Financial Officer
       Salona Global Medical Device Corporation
       6160 Innovation Way
       Carlsbad, California 92009

                                                        Re: Salona Global
Medical Device Corporation
                                                            Form 10-K for the
Fiscal Year Ended February 28, 2022
                                                            Filed May 31, 2022
                                                            File No. 333-255642

       Dear Dennis Nelson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services